As filed with the Securities and Exchange Commission on March 29, 2011

Registration No. 333-168314

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-1
 REGISTRATION STATEMENT
 UNDER
 THE SECURITIES ACT OF 1933

CELSION CORPORATION
 (Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	52-1256615 (I.R.S. Employer Identification No.)
10220-L Old Columbia Road
 Columbia, Maryland 21046-2364
 (410) 290-5390
 (Address, Including Zip Code, and Telephone Number including Area Code, of Registrant's Principal Executive Offices)

Michael H. Tardugno
 President and Chief Executive Officer
 10220-L Old Columbia Road
 Columbia, Maryland 21046-2364
 (410) 290-5390
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Blake Hornick, Esq.
Seyfarth Shaw LLP
620 Eighth Avenue
New York, New York 10018
(212) 218-3338

Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933 check the following box:  ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

          The Registrant hereby amends this Post-Effective Amendment No. 1 to the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post-Effective Amendment No. 1 to the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

THIS FILING DOES NOT INVOLVE THE REGISTRATION OF ANY NEW SHARES OF COMMON STOCK. RATHER, THIS FILING UPDATES THE REGISTRATION OF THE COMMON STOCK ORIGINALLY REGISTERED ON FORM S-1 (FILE NO. 333-168341) AND DECLARED EFFECTIVE ON AUGUST 9, 2010 WITH RESPECT TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 AND THE AUDITED FINANCIAL STATEMENTS OF THE COMPANY FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 INCLUDED THEREIN.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until this post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 29, 2011

PROSPECTUS

1,104,660 Shares

Common Stock

        This prospectus relates to the disposition from time to time of up to 1,104,660 shares of our common stock, which are held or may be held by the selling stockholder named in this prospectus. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

        The selling stockholder identified in this prospectus, or its permitted transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We provide more information about how the selling stockholder may sell its shares of common stock in the section entitled "Plan of Distribution" beginning on page 15 of this prospectus. We will not be paying any underwriting discounts or commissions in connection with any offering of common stock under this prospectus.

        Our common stock is listed on The NASDAQ Capital Market under the symbol "CLSN." On March 28, 2011, the last reported sale price of our common stock on The NASDAQ Capital Market was $2.33.

        Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 11 under Part I, Item 1A.  of our Annual Report on Form 10-K for the year ended December 31, 2010 which are incorporated herein by reference, and under similar headings in any amendments or supplements to this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2011.

ABOUT THIS PROSPECTUS

                   This prospectus is part of a post-effective amendment no. 1 to a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC, using the "shelf" registration process (the “Registration Statement”). Under this process, the selling stockholder may from time to time, in one or more offerings, sell the common stock described in this prospectus.

                   You should rely only on the information contained in or incorporated by reference into this prospectus (as supplemented and amended). We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date other than its date regardless of the time of delivery of the prospectus or any sale of our common stock.

                   We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading "Information Incorporated by Reference," before deciding whether to invest in any of the common stock being offered.

PROSPECTUS SUMMARY

                  This summary may not contain all of the information that may be important to you. You should read the entire prospectus (as supplemented and amended), including the financial data and related notes, risk factors and other information incorporated by reference in this prospectus, before making an investment decision.

                   Unless the context indicates otherwise, as used in this prospectus, the terms "Celsion," "the Company," "we," "us," and "our" refer to Celsion Corporation, a Delaware corporation.

Celsion Corporation

Overview

We are an innovative oncology drug development company focused on the development of therapeutics for those suffering with difficult to treat forms of cancer. We are working to develop and commercialize more efficient, effective, targeted chemotherapeutic oncology drugs based on our proprietary heat-activated liposomal technology. The promise of this drug technology is to maximize efficacy while minimizing side effects common to cancer treatments.

Our lead product, ThermoDox®, is being evaluated in a Phase III clinical trial, which we refer to as the HEAT study, for primary liver cancer and a Phase I/II study for recurrent chest wall breast cancer. ThermoDox® is a liposomal encapsulation of doxorubicin, an approved and frequently used oncology drug for the treatment of a wide range of cancers.  Localized mild hyperthermia (greater than 40 degrees Celsius) releases the encapsulated doxorubicin from the liposome enabling high concentrations of doxorubicin to be deposited preferentially in the region of the tumor target.

We have also demonstrated feasibility for a product pipeline of cancer drugs that employ its heat activated liposomal technology in combination with known chemotherapeutics including docetaxel and carboplatin. We believe that our technology can improve efficacy and safety of anticancer agents whose mechanism of action and safety profile are well understood by the medical and regulatory communities. Our approach provides a comparatively cost effective, low risk approval pathway.  Additionally, we have formed a joint research agreement with Phillips Healthcare to evaluate the combination of Phillips’ high intensity focused ultrasound (HIFU) with ThermoDox® to determine the potential of this combination to treat a broad range of cancers.

For certain markets, we may seek licensing partners to share in the development and commercialization costs.  We will also evaluate licensing cancer products from third parties for cancer treatments to expand our development pipeline.

In the fourth quarter of 2008, we entered into a Development, Product Supply and Commercialization Agreement with Yakult Honsha under which Yakult was granted the exclusive right to commercialize and market ThermoDox® for the Japanese market.  We were paid a $2.5 million up-front licensing fee and we have the potential to receive additional payments from Yakult upon receipt of marketing approval by the Japanese Ministry of Health, Labor and Welfare as well as upon the achievement of certain levels of sales and approval for new indications. We will receive double digit escalating royalties on the sale ThermoDox® in Japan, when and if any such sales occur.  We also will be the exclusive supplier of ThermoDox® to Yakult.

Concurrent with a preferred equity financing in January 2011, we amended our Development, Product Supply and Commercialization Agreement with Yakult to provide for up to $4.0 million in an accelerated partial payment to us of a future drug approval milestone. The terms of the agreement with Yakult provide for the payment to us of $2.0 million upon the closing of the preferred equity financing and an additional $2.0 million conditioned upon the resumption of enrollment of Japanese patients in the Japan cohort of the HEAT study.  In consideration of these accelerated milestone payments from Yakult, we have agreed to reduce future drug approval milestone payments by approximately forty percent (40%).   All other milestone payments are unaffected.

In 2005, we made a strategic decision to divest our medical device business. We sold this medical device business to Boston Scientific Corporation (“Boston Scientific”) in 2007 for net aggregate payments of $43 million, receiving $13 million in 2007 and $15 million in each of 2008 and 2009.  Since then, we have raised approximately $15.4 million in equity financing providing a total of $60 million to support our research and operations.

Corporate Information

                   Celsion was founded in 1982 and is a Delaware corporation. Our principal offices are located at 10220-L Old Columbia Road, Columbia, Maryland and our telephone numbers are (410) 290-5390 and (800) 262-0394. Our website is www.celsion.com. Information contained on, or accessible through, our website does not constitute a part of this prospectus.

The Offering

                   The selling stockholder named in this prospectus may offer and sell up to 1,104,660 shares of our common stock. Our common stock currently is listed on The NASDAQ Capital Market under they symbol "CLSN." Shares of common stock that may be offered in this offering, when issued and paid for, will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholder of any of the common stock covered by this prospectus. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholder, we are referring to the shares of common stock that have been and may be issued to Small Cap Biotech Value, Ltd., or SCBV, pursuant to the common stock purchase agreement with SCBV described below. When we refer to the selling stockholder in this prospectus, we are referring to SCBV and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from SCBVas a gift, pledge, or other non-sale related transfer.

Committed Equity Line Financing Facility with SCBV

On June 17, 2010, we entered into a common stock purchase agreement, which we refer to in this prospectus as the Purchase Agreement, with SCBV providing for a financing arrangement that is sometimes referred to as a committed equity line financing facility. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, SCBV is committed to purchase up to $15.0 million of shares of our common stock over the 24-month term of the Purchase Agreement under certain specified conditions and limitations, provided that in no event may we sell under the Purchase Agreement more than 2,404,434 shares of common stock, which is equal to one share less than 20% of our outstanding shares of common stock on June 17, 2010, the closing date of the Purchase Agreement, less the number of shares of common stock we issued to SCBV on the closing date as Commitment Shares (described below). Furthermore, in no event may SCBV purchase any shares of our common stock which, when aggregated with all other shares of our common stock then beneficially owned by SCBV, would result in the beneficial ownership by SCBV of more than 9.9% of the then outstanding shares of our common stock. These maximum share and beneficial ownership limitations may not be waived by the parties.

From time to time over the term of the Purchase Agreement, in our sole discretion, we may present SCBV with draw down notices requiring SCBV to purchase a specified dollar amount of shares of our common stock, based on the price per share over 10 consecutive trading days, or the Draw Down Period, with the total dollar amount of each draw down subject to certain agreed-upon limitations based on the market price of our common stock at the time of the draw down (which may not be waived or modified). In addition, in our sole discretion, but subject to certain limitations, we may require SCBV to purchase a percentage of the daily trading volume of our common stock for each trading day during the Draw Down Period. We are permitted to present SCBV with up to 24 draw down notices during the term of the Purchase Agreement, with only one such draw down notice allowed per Draw Down Period and a minimum of five trading days required between each Draw Down Period.

Once presented with a draw down notice, SCBV is required to purchase a pro rata portion of the shares on each trading day during the trading period on which the daily volume weighted average price for our common stock exceeds a threshold price determined by us for such draw down. The per share purchase price for these shares equals the daily volume weighted average price of our common stock on each date during the Draw Down Period on which shares are purchased, less a discount ranging from 5.00% to 6.00% (which range may not be modified), based on a minimum price we specify. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a Draw Down Period, the Purchase Agreement provides that SCBV will not be required to purchase the pro-rata portion of shares of common stock allocated to that trading day. The obligations of SCBV under the Purchase Agreement to purchase shares of our common stock may not be transferred to any other party.

In partial consideration for SCBV's execution and delivery of the Purchase Agreement, we issued to SCBV upon the execution and delivery of the Purchase Agreement 40,000 shares of our common stock, which we refer to as the Commitment Shares, valued at $3.4936 per share, the ten day volume weighted average price of our common stock on June 16, 2010. As of March 25, 2011 and as more fully described under the heading “Selling Stockholder” in this prospectus, we have issued and sold to SCBV 1,339,774 shares of our common stock in four separate draw downs pursuant to the Purchase Agreement. The issuance of the Commitment Shares, together with all other shares of common stock issuable to SCBV pursuant to the terms of the Purchase Agreement, is exempt from registration under the Securities Act of 1933, as Amended, or the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) and Rule 506 of Regulation D under the Securities Act.

SCBV has agreed that during the term of the Purchase Agreement, neither SCBV nor any of its affiliates will, directly or indirectly, engage in any short sales involving our securities or grant any option to purchase, or acquire any right to dispose of or otherwise dispose for value of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or enter into any swap, hedge or similar agreement that transfers, in whole or in part, the economic risk of ownership of any shares of our common stock, provided that SCBV will not be prohibited from engaging in certain transactions relating to any shares of our common stock that it owns, including the Commitment Shares, or that it is obligated to purchase under a pending draw down notice.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. Before SCBV is obligated to purchase any shares of our common stock pursuant to a draw down notice, certain conditions specified in the Purchase Agreement, none of which are in SCBV's control, must be satisfied, including the following:

• Each of our representations and warranties in the Purchase Agreement must be true and correct in all material respects.

• We must have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required to be performed, satisfied or complied with by us.

• The Registration Statement must be effective under the Securities Act.

• We must not have knowledge of any event that could reasonably be expected to have the effect of causing the suspension of the effectiveness of the Registration Statement or the prohibition or suspension of the use of this prospectus.

• We must have filed with the SEC the final version of this prospectus and all required prospectus supplements relating to this prospectus and all periodic reports and filings required to be filed by us under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

• Trading in our common stock must not have been suspended by the SEC, The NASDAQ Capital Market or the Financial Industry Regulatory Authority, or FINRA, and trading in securities generally on The NASDAQ Capital Market must not have been suspended or limited.

• We must have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement (described below).

• The absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

• The absence of any action, suit or proceeding before any arbitrator or any court or governmental authority and any inquiry or investigation by any governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking damages in connection with such transactions.

• The absence of any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on our business, operations, properties or condition (financial or otherwise) that is material and adverse to us.

                   There is no guaranty that we will be able to meet the foregoing conditions or any of the other conditions in the Purchase Agreement or that we will be able to draw down any portion of the amounts available under the equity line with SCBV.

     The Purchase Agreement may be terminated at any time by the mutual written consent of the parties. Unless earlier terminated, the Purchase Agreement will terminate automatically on the earlier to occur of (i) the first day of the month next following the 24-month anniversary of the effective date of the Registration Statement (which term may not be extended by the parties) and (ii) the date on which SCBV purchases the entire commitment amount under the Purchase Agreement. We may terminate the Purchase Agreement on one trading day's prior written notice to SCBV, subject to certain conditions. SCBV may terminate the Purchase Agreement effective upon one trading day's prior written notice to us under certain circumstances, including the following:

• The existence of any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on our business, operations, properties or condition (financial or otherwise) that is material and adverse to us.

• Certain transactions involving a change in control of the Company or the sale of all or substantially all of our assets has occurred.

• We are in breach or default in any material respect under any of the provisions of the Purchase agreement or the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us.

• While SCBV holds any shares issued under the Purchase Agreement, the effectiveness of the Registration Statement is suspended or the use of this prospectus is suspended or prohibited, and such suspension or prohibition continues for a period of 20 consecutive trading days or for more than an aggregate of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period, subject to certain exceptions.

• Trading in our common stock is suspended or our common stock ceases to be listed or quoted on a trading market, and such suspension or failure continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period.

• We have filed for and/or are subject to any bankruptcy, insolvency, reorganization or liquidation proceedings.

The Purchase Agreement provides that no termination of the Purchase Agreement will limit, alter, modify, change or otherwise affect any of the parties' rights or obligations with respect to any pending draw down notice, and that the parties must fully perform their respective obligations with respect to any such pending draw down notice under the Purchase Agreement, provided all of the conditions to the settlement thereof are timely satisfied.

The Purchase Agreement also provides for indemnification of SCBV and its affiliates in the event that SCBV incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by us of any of our representations and warranties under the Purchase Agreement or the other related transaction documents or any action instituted against SCBV or its affiliates due to the transactions contemplated by the Purchase Agreement or other transaction documents, subject to certain limitations.

                   We agreed to pay $35,000 of reasonable attorneys' fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by SCBV in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation. We also agreed to pay certain fees and expenses incurred by SCBV in connection with ongoing due diligence of our company on a quarterly basis. Further, if we issue a draw down notice and fail to deliver the shares to SCBV on the applicable settlement date, and such failure continues for 10 trading days, we agreed to pay SCBV, in addition to all other remedies available to SCBV under the Purchase Agreement, an amount in cash equal to 2.0% of the purchase price of such shares for each 30-day period the shares are not delivered, plus accrued interest.

                   In connection with the Purchase Agreement, on June 17, 2010, we entered into a registration rights agreement with SCBV, which refer to in this prospectus as the Registration Rights Agreement, pursuant to which we granted to SCBV certain registration rights related to the Commitment Shares and the shares issuable under the Purchase Agreement. Pursuant to the Registration Rights Agreement, we filed the Registration Statement with the SEC relating to the selling stockholder's resale of the Commitment Shares and any shares of common stock purchased by SCBV under the Purchase Agreement, which Registration Statement was declared effective by the SEC on August 9, 2010.

                   We also agreed, among other things, to indemnify SCBV from certain liabilities and fees and expenses of SCBV incident to our obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act. SCBV has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities that may be based upon written information furnished by SCBV to us for inclusion in a registration statement pursuant to the Registration Rights Agreement, including certain liabilities under the Securities Act.

                   Reedland Capital Partners, an Institutional Division of Financial West Group, member of FINRA/SIPC, or Reedland, served as our placement agent in connection with the financing arrangement contemplated by the Purchase Agreement. We have agreed to pay Reedland, upon each sale of our common stock to SCBV under the Purchase Agreement, a fee equal to 1.0% of the aggregate dollar amount of common stock purchased by SCBV upon settlement of each such sale, for up to $7,500,000 aggregate dollar amount of common stock purchased. Thereafter, Reedland's fee will be reduced to 0.5% of the aggregate dollar amount of common stock purchased. We have agreed to indemnify and hold harmless Reedland against certain liabilities, including certain liabilities under the Securities Act.

                   The foregoing description of the Purchase Agreement and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and Registration Rights Agreement, copies of which have been filed or incorporated by reference as exhibits to the Registration Statement.

RISK FACTORS

                   Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 10 under Part I, Item 1A.  of our Annual Report on Form 10-K for the year ended December 31, 2010 which are incorporated herein by reference, and under similar headings in any amendments or supplements to this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

                   Statements and terms such as "expect", "anticipate", "estimate", "plan", "believe" and words of similar import regarding the Company's expectations as to the development and effectiveness of its technologies, the potential demand for our products, and other aspects of our present and future business operations, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our industry, business and operations, we cannot guarantee that actual results will not differ materially from our expectations. In evaluating such forward-looking statements, readers should specifically consider the various factors discussed under the heading "Risk Factors" contained in this prospectus and under similar headings in any amendments or supplements to this prospectus including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; possible changes in cost and timing of development and testing, capital structure, and other financial items; changes in approaches to medical treatment; introduction of new products by others; possible acquisitions of other technologies, assets or businesses; and possible actions by customers, suppliers, competitors and regulatory authorities. These and other risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including those set forth under the heading "Risk Factors" contained in this prospectus and under similar headings in any amendments or supplements to this prospectus.

                   The discussion of risks and uncertainties set forth in this prospectus and in documents incorporated by reference herein is not necessarily a complete or exhaustive list of all risks facing the Company at any particular point in time. We operate in a highly competitive, highly regulated and rapidly changing environment and our business is in a state of evolution. Therefore, it is likely that new risks will emerge, and that the nature and elements of existing risks will change, over time. It is not possible for management to predict all such risk factors or changes therein, or to assess either the impact of all such risk factors on our business or the extent to which any individual risk factor, combination of factors, or new or altered factors, may cause results to differ materially from those contained in any forward-looking statement. Except as required by law, we disclaim any obligation to revise or update any forward-looking statement that may be made from time to time by us or on our behalf.

USE OF PROCEEDS

                   The selling stockholder will receive all of the net proceeds from sales of the common stock sold pursuant to this prospectus.

PRICE RANGE OF OUR COMMON STOCK
Market Information

        Since July 12, 2010, our common stock has been listed on The NASDAQ Capital Market under the symbol "CLSN," and was previously listed on The NASDAQ Global Market since February 8, 2008.  The following table sets forth the high and low closing sale prices for the periods indicated. The quotations set forth below do not include retail markups, markdowns or commissions.

	High	Low
YEAR ENDED DECEMBER 31, 2009:
First Quarter (January 1 – March 31, 2009)	$ 3.60	$ 2.05
Second Quarter (April 1 – June 30, 2009)	$ 4.85	$ 3.00
Third Quarter (July 1 – September 30, 2009)	$ 5.18	$ 3.25
Fourth Quarter (October 1 – December 31, 2009)	$ 3.54	$ 2.74

YEAR ENDED DECEMBER 31, 2010:
First Quarter (January 1 – March 31, 2010)	$ 4.69	$ 2.76
Second Quarter (April 1 – June 30, 2010)	$ 5.44	$ 3.13
Third Quarter (July 1 – September 30, 2010)	$ 3.42	$ 2.97
Fourth Quarter (October 1 – December 31, 2010)	$ 3.63	$ 2.01

YEAR ENDED DECEMBER 31, 2011:
First Quarter (January 1 – March 28, 2011)	$ 2.97	$ 2.18

Holders

On March 28, 2011, the last reported sale price for our Common Stock on the NASDAQ Capital Market was $2.33.  As of March 24, 2011, there were approximately 10,900 stockholders of record of our Common Stock.

Dividends

We have never declared or paid and have no present intention to pay cash dividends on our Common Stock in the foreseeable future.  We intend to retain any earnings for use in our business operations.

In January 2011, the Company entered into a definitive securities purchase agreement with a select group of institutional investors, including certain officers and directors of the Company, to sell 5,000 shares of series A 8% redeemable convertible preferred stock with a stated value of $1,000 and warrants to purchase up to 2,083,333 shares of common stock in a registered direct offering.  The convertible preferred stock and warrants were sold in units (the "Units"), with each Unit consisting of one share of convertible preferred stock and a warrant to purchase up to 416.6666 shares of common stock at an exercise price of $3.25 per whole share of common stock.  The Units were offered and sold to unaffiliated third party investors at a negotiated purchase price of $1,000 per Unit and to officers and directors at an at-the-market price of $1,197.92 per Unit in accordance with the NASDAQ Stock Market Rules.  Each share of preferred stock is convertible into shares of common stock at an initial conversion price of $2.40 per share, subject to adjustment in the event of stock splits, recapitalizations or reorganizations that affect all holders of common stock equally. The Company received gross proceeds from the offering of approximately $5.1 million, before deducting placement agents' fees and estimated offering expenses. The convertible preferred shares may be redeemed by the holders thereof at any time and have a mandatory redemption date of January 14, 2013.  The convertible preferred shares are also subject to mandatory conversion upon the occurrence of certain events, including the sale of Common Stock in one or more offerings for not less than $4.00 per share and aggregate gross proceeds of $10 million, the achievement of a twenty day trading average of our Common Stock above $6.00 per share, or the receipt of an aggregate at least $4,000,000 as actual, or advanced payment of future, license, milestone or royalty payments from a strategic, licensing or development partner.  Until such time as preferred shares are redeemed, issued and outstanding shares shall accrued dividends at a rate of 8% per annum.  Dividends on the convertible preferred shares are payable on a quarterly basis from the original issue date commencing on April 15, 2011 and are payable only in cash.

DESCRIPTION OF OUR CAPITAL STOCK

General

                   Our authorized capital stock consists of 75,000,000 shares of common stock, $0.01 par value per share, and 100,000 shares of preferred stock, $0.01 par value per share, of which 15,000 shares of Series C Junior Participating Preferred Stock were reserved for issuance under the Stockholder Rights Plan (described below) and 5,350 shares were designated as Series A 8% Redeemable Convertible Preferred Stock.   As of March 25, 2011, there were 13,853,636 shares of our common stock outstanding and no shares of preferred stock outstanding.

                   The following summary description of our capital stock is based on the applicable provisions of the Delaware General Corporation Law, or the DGCL, and on the provisions of our certificate of incorporation, as amended, or the Certificate of Incorporation, and our bylaws, as amended, or the Bylaws. This information is qualified entirely by reference to the applicable provisions of the DGCL and our Certificate of Incorporation and Bylaws. For information on how to obtain copies of our Certificate of Incorporation and Bylaws, which are exhibits to the Registration Statement, see the section entitled "Where You Can Find Additional Information" in this prospectus.

Common Stock

                   Holders of common stock to be registered hereunder are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company, or the Board, out of funds legally available therefor. In the event of a dissolution, liquidation or winding-up of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any preferential rights of any outstanding preferred stock.

                   Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which may be designated and issued in the future.

                   The Board is classified into three classes, designated as Class I, Class II and Class III, with each class to be elected for three year terms on a staggered basis. At each annual meeting of stockholders, the directors elected to succeed those whose terms are expiring succeed to the same class as the directors they replace and each such new director is elected for a term to expire at the third annual meeting of stockholders after his or her election and when his or her successor is duly elected and qualified.

                   Holders of common stock have rights under the Rights Agreement described below under the caption "Anti-Takeover Considerations and Special Provisions of Our Certificate of Incorporation, Our Bylaws and the Delaware General Corporation Law—Stockholder Rights Plan".

Preferred Stock

                   Pursuant to our Certificate of Incorporation, our Board has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NASDAQ rules), to designate and issue shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers (including voting), privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

                   We will fix the designations, powers (including voting), privileges, preferences and relative participating, optional or other rights, if any, of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. The description in such certificate of designation relating to that series will include:

• the title and stated value;

• the number of shares we are offering;

• the liquidation preference per share;

• the purchase price;

• the dividend rate, period and payment date and method of calculation for dividends;

• whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

• the procedures for any auction or remarketing, if any;

• the provisions for a sinking fund, if any;

• the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

• any listing of the preferred stock on any securities exchange or market;

• whether the preferred stock will be convertible into or exchangeable for other securities, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

• voting rights, if any, of the preferred stock;

• preemptive rights, if any;

• restrictions on transfer, sale or other assignment, if any;

• liability as to further calls or to assessment by the Company, if any;

• a discussion of any material United States federal income tax considerations applicable to the preferred stock;

• the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

• any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

• any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

                   The DGCL provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Certificate of Incorporation if the amendment would change the par value or, unless the Certificate of Incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

                   Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock or other securities. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Anti-Takeover Considerations and Special Provisions of Our Certificate of Incorporation, Our Bylaws and the Delaware General Corporation Law

Stockholder Rights Plan

                   On August 6, 2002, our Board declared a dividend distribution of one preferred share purchase right, or a Purchase Right, for each outstanding share of our common stock. The dividend was payable to the stockholders of record on August 6, 2002, or the Record Date, and with respect to shares of common stock issued thereafter until the Distribution Date (as defined below) and, in certain circumstances, with respect to shares of common stock issued after the Distribution Date. Except as set forth below, when it becomes exercisable, each Purchase Right entitles the registered holder to purchase from the Company one ten-thousandth ( 1 / 10,000 ) of a share of Series C Junior Participating Preferred Stock, par value $0.01 per share, of the Company, or the Series C Preferred Stock, at a price of $66.90 per one ten-thousandth ( 1 / 10,000 ) of a share of Series C Preferred Stock, or the Purchase Price, subject to adjustment. The description and terms of the Purchase Rights are set forth in a Rights Agreement between the Company and American Stock Transfer & Trust Company, as rights agent, dated as of August 15, 2002, or the Effective Date, as amended on January 16, 2003, collectively referred to herein as the Rights Agreement.

                   Initially, the Purchase Rights will be attached to all certificates representing shares of common stock outstanding as of the Record Date, and no separate certificates representing the Purchase Rights, or Right Certificates, will be distributed. The Purchase Rights will separate from the common stock upon the earlier to occur of (A) a person or group of affiliated or associated persons having acquired beneficial ownership of fifteen percent (15%) or more of the outstanding shares of common stock or (B) ten (10) days (or such later date as the Board may determine) after the commencement of, or announcement of an intention to make, a tender offer or exchange offer the completion of which would result in a person or group of affiliated or associated persons becoming an Acquiring Person (as defined below) (in either case, the Distribution Date). A person or group whose acquisition of shares of common stock cause a distribution date pursuant to clause (A) above is an "Acquiring Person," with certain exceptions set forth in the Rights Agreement. The date on which a person or group is first publicly announced to have become such by the Company or such Acquiring Person or an earlier date on which a majority of the then-sitting members of the Board becomes aware of the existence of such Acquiring Person is referred to below and in the Rights Agreement as the "Stock Acquisition Date".

                  If any person becomes an Acquiring Person, each holder of a Purchase Right will thereafter have the right (the "Flip-In Right") to receive, upon exercise, the number of shares of common stock (or, in certain circumstances, one ten-thousandth ( 1 / 10,000 ) of a share of Series C Preferred Stock) or other securities of the Company having a value (immediately before such triggering event) equal to two (2) times the exercise price of the Purchase Right. Notwithstanding the foregoing, after the Flip-In Right is triggered as described above, all Purchase Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void. The Board has the option, at any time after any person becomes an Acquiring Person but before an Acquiring Person becomes the beneficial owner of fifty percent (50%) or more of the Common Stock, to exchange all or part of the then-exercisable Purchase Rights (excluding those that have become void, as described in the immediately preceding sentence) for shares of common stock, at a one-to-one exchange ratio, appropriately adjusted to reflect any stock split, stock dividend or similar transaction having occurred since the Effective Date.

                   If, at any time after the Stock Acquisition Date, (A) the Company consolidates or mergers with another person, (B) any Person merges with and into the Company, with the Company being the surviving corporation and, in connection with such merger, all or part of the common stock is changed into or exchanged for stock or other securities of any other Person (or of the Company) or cash or any other property, or (C) the Company sells or otherwise transfers, in one or more transactions, assets or earning power aggregating fifty percent (50%) or more of its consolidated assets or earning power to any other Person, then each holder of a Purchase Right (except Purchase Rights which previously have been voided as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, upon exercise, common shares of the acquiring company (or, in certain circumstances, its parent), having a value equal to two times the exercise price of the Purchase Right. The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right.

                   Series C Preferred Stock purchasable upon exercise of the Purchase Rights will not be redeemable. Each share of Series C Preferred Stock will be entitled to ten thousand (10,0000) votes per share (subject to customary antidilution provisions) on matters submitted to a vote of the shareholders. Each share of Series C Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $100 per share but, if greater, will be entitled to a total dividend per share of ten thousand (10,000) times the dividend declared per share of common stock. In the event of liquidation, the holders of shares of the Series C Preferred Stock will be entitled to a minimum preferential liquidation payment per share in an amount equal to the greater of $66.90 or ten thousand (10,000) times the payment made per share of common stock plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series C Preferred Stock will be entitled to receive ten thousand (10,000) times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

                   At any time before the earlier to occur of (A) a person becoming an Acquiring Person or (B) the expiration of the Rights, and under certain other circumstances, the Company may redeem the Purchase Rights in whole, but not in part, at a price of $0.01 per Purchase Right, or the Redemption Price. The Purchase Rights are not exercisable until the Distribution Date and will expire on August 15, 2012, unless earlier redeemed.

Certificate of Incorporation and Bylaws

                   A number of provisions of our Certificate of Incorporation and our Bylaws concern matters of corporate governance and the rights of our stockholders. Provisions that grant our Board the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof may discourage takeover attempts that are not first approved by our Board, including takeovers that may be considered by some stockholders to be in their best interests, such as those attempts that might result in a premium over the market price for the shares held by stockholders. Certain provisions could delay or impede the removal of incumbent directors even if such removal would be beneficial to our stockholders, such as the classification of our Board and the lack of cumulative voting. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

                   These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

                   These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of our common stock. Our Board believes that these provisions are appropriate to protect our interests and the interests of our stockholders.

                   Classification of Board and No Cumulative Voting.    Our Certificate of Incorporation and Bylaws provide for our Board to be divided into three classes, with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders representing a majority of the shares of common stock outstanding will be able to elect all of our directors due to be elected at each annual meeting of our stockholders.

                   Meetings of and Actions by Stockholders.    Our Bylaws provide that annual meetings of our stockholders may take place at the time and place designated by our Board. A special meeting of our stockholders may be called at any time by the Board, the chairman of the Board or the president. Subject to the rights of the holders of any series of preferred stock or any other class of stock or series thereof having a preference over the common stock as to dividends or upon liquidation, stockholders may take action only at a regular or special meeting of stockholders and not by written consent without a meeting.

                   Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to our principal executive offices not less than 120 days prior to the date specified in the Company's proxy statement released to stockholders in connection with the previous year's annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder in order to be timely must be received by the Company no later than the close of business on the later of the 120 th  day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of the meeting was first made. Our Bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for the election of directors at an annual meeting of stockholders.

                   Filling of Board Vacancies.    Our Certificate of Incorporation and our Bylaws provide that vacancies in the Board and newly created directorships resulting from any increase in the authorized number of directors on the Board may be filled by a majority of the directors remaining in office, even though that number may be less than a quorum of the Board, or by a sole remaining director. A director so elected to fill a vacancy shall serve for the remaining term of the predecessor he or she replaced and until his or her successor is elected and has qualified, or until his or her earlier resignation, removal or death.

                   Amendment of the Certificate of Incorporation.    Our Certificate of Incorporation may be amended, altered, changed or repealed at a meeting of the stockholders of the Company entitled to vote thereon by the affirmative vote of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class, in the manner prescribed by the DGCL.

                   Amendment of the Bylaws.    Our Bylaws may be altered, amended, changed, added-to or repealed (i) by the board of directors or (ii) by the stockholders entitled to vote. The bylaws can only be amended if such amendment would not conflict with the Certificate of Incorporation or applicable law. Any bylaw made or altered by the requisite number of stockholders may be altered or repealed by the Board or by the requisite number of stockholders.

Section 203 of the Delaware General Corporation Law

                   We are subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

• before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

• upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2 / 3 % of the outstanding voting stock that is not owned by the interested stockholder.

                   In general, Section 203 defines a business combination to include the following:

• any merger or consolidation involving the corporation and the interested stockholder;

• any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

• subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

• any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

• the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

                   In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

                   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038. Its phone number is (800)-937-5449.

NASDAQ Capital Market Listing

                   Our common stock is listed on The NASDAQ Capital Market under the symbol "CLSN."

SELLING STOCKHOLDER

                   This prospectus relates to the possible resale from time to time by the selling stockholder of any or all of the shares of common stock that (i) may be issued by us to SCBV under the Purchase Agreement and (ii) have been issued as of the date hereof to SCBV as Commitment Shares or pursuant to draw downs under the terms of the Purchase Agreement prior to the filing of the post-effective amendment no. 1 to the Registration Statement of which this prospectus is a part. For additional information regarding the issuance of common stock covered by this prospectus, see "Prospectus Summary—Committed Equity Line Financing With SCBV" above. We are registering the shares of common stock pursuant to the provisions of the Registration Rights Agreement we entered into with SCBV on June 17, 2010 in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the Commitment Shares and for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, SCBV has not had any material relationship with us within the past three years.

                   From August 9, 2010 through March 25, 2011, we have issued and sold to SCBV 1,339,774 shares of our common stock in four separate draw downs pursuant to the Purchase Agreement (the “Draw Down Shares”).  As of March 25, 2011, all 1,339,774 of the Commitment Shares and Draw Down Shares issued to SCBV had been sold by SCBV pursuant to the Registration Statement.

The information contained in the following table is as of March 25, 2011 and relates to 1,104,660 shares of our Common Stock that may be issued in sold to SCBV pursuant to additional draw downs under the Purchase Agreement after the date of this Prospectus.  This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of March 25, 2011. As used in this prospectus, the term "selling stockholder" includes SCBV and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, or other non-sale related transfer. The selling stockholder may sell some, all or none of its shares in this offering. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

                   Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the selling stockholder has voting and investment power. Because the purchase price of the shares of common stock issuable under the Purchase Agreement is determined on each settlement date, the number of shares that may actually be sold by the Company under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. Percentage ownership in the table below is calculated based on 13,787,804 shares of our common stock outstanding as of March 25, 2011.

SELLING STOCKHOLDER	NUMBER OF SHARES OF COMMON STOCK OWNED AS OF MARCH 25, 2011	PERCENT OF SHARES OF ISSUED AND OUTSTANDING COMMON STOCK OWNED AS OF MARCH 25, 2011	NUMBER OF SHARES OF COMMON STOCK OFFERED PURSUANT TO THIS PROSPECTUS	PERCENT OF SHARES OF ISSUED AND OUTSTANDING COMMON STOCK OWNED AFTER THIS OFFERING (1)
Small Cap Biotech Value, Ltd.(2)	--	*	1,104,660	*

* percentage ownership of less than 1% is omitted.

(1) Assumes the sale of all shares being offered pursuant to this prospectus.

(2)The business address of SCBV is c/o Fiduciary Services (BVI) Limited, 4th Floor, Rodus Building, Road Reef, Road Town, Tortola, British Virgin Islands. SCBV's principal business is that of an international business company. We have been advised that SCBV is not a member of FINRA, or an independent broker-dealer, and that neither SCBV nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer. Peter W. Poole is the sole director of SCBV and has sole voting control and investment discretion over securities owned by SCBV. The foregoing should not be construed in and of itself as an admission by Mr. Poole as to beneficial ownership of the securities owned by SCBV.

PLAN OF DISTRIBUTION

                   We are registering (i) shares of common stock that may be issued by us from time to time to SCBV under the Purchase Agreement to permit the resale of these shares of common stock after the issuance thereof by the selling stockholder from time to time after the date of this prospectus and (ii) shares of common stock that have been issued as of the date hereof as Commitment Shares or Draw Down Shares to SCBV under the terms of the Purchase Agreement to permit the resale of these shares of common stock by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

                   The selling stockholder may decide not to sell any shares of common stock. The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. SCBV is an "underwriter" within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock by the selling stockholder may also be deemed to be "underwriters," and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. SCBV has advised us that it will use an unaffiliated broker-dealer to effectuate all resales of our common stock. To our knowledge, SCBV has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the shares of common stock offered hereby, nor do we know the identity of the broker-dealers or market makers that may participate in the resale of the shares. Because SCBV is, and any other selling stockholder, broker, dealer or agent may be deemed to be, an "underwriter" within the meaning of the Securities Act, SCBV will (and any other selling stockholder, broker, dealer or agent may) be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

                   The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

• on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

• in the over-the-counter market in accordance with the rules of NASDAQ;

• in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

• through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

                   The selling stockholder may also sell shares of common stock covered by this Prospectus pursuant to Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

                   Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). SCBV has informed us that each such broker-dealer will receive commissions from SCBV which will not exceed customary brokerage commissions. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

• the name of any such broker-dealers;

• the number of shares involved;

• the price at which such shares are to be sold;

• the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

• that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

• other facts material to the transaction.

                   SCBV has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Pursuant to a requirement of FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

                   Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                   There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

                   Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholder and any other person participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of common stock by, the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making and certain other activities with respect to the shares of common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the shares of common stock in the market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

                   We have agreed to pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $149,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, SCBV will pay all selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, as well as transfer taxes an certain other expenses associated with the sale of the shares of common stock. We have agreed to indemnify SCBV and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. SCBV has agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by SCBV specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

                   At any time a particular offer of the shares of common stock is made by the selling stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of any required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

LEGAL MATTERS

                   The validity of the securities being offered hereby will be passed upon by Seyfarth Shaw LLP, legal counsel to Celsion Corporation.

EXPERTS

                  Stegman & Company, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Stegman & Company's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

                   We have filed with the SEC the Registration Statement on Form S-1 under the Securities Act, and certain supplements and a post-effective amendment to the Registration Statement, to register the shares of our common stock that may be sold by the selling stockholder from time to time in one or more offerings. The Registration Statement, including the exhibits and schedules thereto, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the Registration Statement. For further information about us and our common stock, you should refer to the Registration Statement and the exhibits and schedules to the Registration Statement, including any post-effective amendments to the Registration Statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed or incorporated by reference as an exhibit to the Registration Statement.

                   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Celsion's SEC filings are also available free to the public on the SEC's Internet website at www.sec.gov , which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

INFORMATION INCORPORATED BY REFERENCE

                   The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

• our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 28, 2011;

• our Definitive Proxy Statement on Schedule 14A for our 2010 Annual Meeting of Stockholders, as filed with the SEC on April 30, 2010;

• our Current Reports on Form 8-K, as filed with the SEC on January 18, 2011 and March 22, 2011; and

• The description of the Common Stock set forth under the heading "Item 1. Description of Registrant's Securities to be Registered" in the our Registration Statement on Form 8-A (File No. 001-15911), filed with the Commission on May 26, 2000 under Section 12(g) of the Exchange Act, together with any amendment or report filed with the Commission for the purpose of updating such description.

                   Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                   We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Jeffrey W. Church, VP and Chief Financial Officer, 10220-L Old Columbia Road, Columbia, MD 21046-2364. In addition, all of the documents incorporated by reference into this prospectus may be accessed via the Internet at our website: http://www.celsion.com . Any other information contained on, or accessible through, our website does not constitute a part of this prospectus.

PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

                   The following table sets forth the estimated costs and expenses, other than any underwriting discounts and commissions, payable by the registrant in connection with the offering of the common stock being registered. All the amounts shown are estimates, except for the Securities and Exchange Commission, or SEC, registration fee.

Amount to be Paid
SEC Registration Fee	$537
Legal fees and expenses	135,000
Accounting fees and expenses	5,000
Printing and miscellaneous expenses	8,463

$149,000
Item 14.    Indemnification of Directors and Officers

                   The registrant is organized under the laws of the State of Delaware. Our Certificate of Incorporation provides that we shall indemnify our current and former directors and officers, and may indemnify our current and former employees and agents, against any and all liabilities and expenses incurred in connection with their services in those capacities to the maximum extent permitted by Delaware law.

                   The Delaware General Corporation Law, or DGCL, provides that a Delaware corporation has the power generally to indemnify its current and former directors, officers, employees and other agents, each, a Corporate Agent, against expenses and liabilities (including amounts paid in settlement) in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful.

                   In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification.

                   To the extent that a Corporate Agent has been successful on the merits or otherwise in the defense of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify such person for expenses in connection therewith. Under the DGCL, the corporation may advance expenses incurred by a Corporate Agent in connection with a proceeding, provided that the Corporate Agent undertakes to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. Our Certificate of Incorporation requires us to advance expenses to any person entitled to indemnification, provided that such person undertakes to repay the advancement if it is determined in a final judicial decision from which there is no appeal that such person is not entitled to indemnification.

                   The power to indemnify and advance the expenses under the DGCL does not exclude other rights to which a Corporate Agent may be entitled to under the Certificate of Incorporation, by laws, agreement, vote of stockholders or disinterested directors or otherwise.

                   Our Certificate of Incorporation permits us to secure insurance on behalf of our directors, officers, employees and agents for any expense, liability or loss incurred in such capacities, regardless of whether the Certificate of Incorporation or Delaware law would permit indemnification against such expense, liability or loss.

                   The purpose of these provisions is to assist us in retaining qualified individuals to serve as our directors, officers, employees and agents by limiting their exposure to personal liability for serving as such.

Item 15.    Recent Sales of Unregistered Securities

                   On June 17, 2010, the registrant entered into a common stock purchase agreement, or the Purchase Agreement, with Small Cap Biotech Value, LTD, or SCBV, providing for a financing arrangement that is sometimes referred to as a committed equity line financing facility. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Purchase Agreement, SCBV is committed to purchase up to $15.0 million of shares of the registrant's common stock over the 24-month term of the Purchase Agreement under certain specified conditions and limitations, provided that in no event may the registrant sell under the Purchase Agreement more than 2,444,434 shares of common stock, which is equal to one share less than 20% of the registrant's outstanding shares of common stock on June 17, 2010, the closing date of the Purchase Agreement, less the number of shares of common stock the registrant issued to SCBV on the closing date as Commitment Shares described below. Furthermore, in no event may SCBV purchase any shares of the registrant's common stock which, when aggregated with all other shares of the registrant's common stock then beneficially owned by SCBV, would result in the beneficial ownership by SCBV of more than 9.9% of the then outstanding shares of the registrant's common stock.

                   From time to time over the term of the Purchase Agreement, in the registrant's sole discretion, the registrant may present SCBV with draw down notices requiring SCBV to purchase a specified dollar amount of shares of the registrant's common stock, based on the price per share over 10 consecutive trading days, or the Draw Down Period, with the total dollar amount of each draw down subject to certain agreed-upon limitations based on the market price of the registrant's common stock at the time of the draw down (which may not be waived or modified). In addition, in the registrant's sole discretion, but subject to certain limitations, the registrant may require SCBV to purchase a percentage of the daily trading volume of the registrant's common stock for each trading day during the Draw Down Period. The registrant is permitted to present SCBV with up to 24 draw down notices during the term of the Purchase Agreement, with only one such draw down notice allowed per Draw Down Period and a minimum of five trading days required between each Draw Down Period.

                   Once presented with a draw down notice, SCBV is required to purchase a pro rata portion of the shares on each trading day during the trading period on which the daily volume weighted average price for the registrant's common stock exceeds a threshold price determined by the registrant for such draw down. The per share purchase price for these shares equals the daily volume weighted average price of the registrant's common stock on each date during the Draw Down Period on which shares are purchased, less a discount ranging from 5.00% to 6.00% (which range may not be modified), based on a minimum price the registrant specifies. If the daily volume weighted average price of the registrant's common stock falls below the threshold price on any trading day during a Draw Down Period, the Purchase Agreement provides that SCBV will not be required to purchase the pro-rata portion of shares of common stock allocated to that trading day. The obligations of SCBV under the Purchase Agreement to purchase shares of the registrant's common stock may not be transferred to any other party.

                   In partial consideration for SCBV's execution and delivery of the Purchase Agreement, the registrant issued to SCBV upon the execution and delivery of the Purchase Agreement 40,000 shares of the its common stock, or the Commitment Shares, valued at $3.4936 per share, the ten day volume weighted average price of our common stock on June 16, 2010. The issuance of the Commitment Shares, together with all other shares of common stock issuable to SCBV pursuant to the terms of the Purchase Agreement, is exempt from registration under the Securities Act of 1933, as Amended, or the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) and Rule 506 of Regulation D under the Securities Act.

On August 20, 2010, we delivered notice to SCBV to effect a draw down. In connection with this draw down, we issued an aggregate of 238,997 shares of our common stock to SCBV at an aggregate purchase price of $717,273. The settlement date for this draw down was September 7, 2010.

On September 10, 2010, we delivered notice to SCBV to effect a draw down. In connection with this draw down, we issued an aggregate of 241,790 shares of our common stock to SCBV at an aggregate purchase price of $700,000. The settlement date for this draw down was September 27, 2010.

On December 15, 2010, we delivered notice to SCBV to effect a draw down.  In connection with this draw down, we issued an aggregate of 583,132 shares of our common stock to SCBV at an aggregate purchase price of $1,159,787. The settlement date for this draw down was December 30, 2010.

On March 1, 2011, we delivered notice to SCBV to effect a draw down.  In connection with this draw down, we issued an aggregate of 275,855 shares of our common stock to SCBV at an aggregate purchase price of $608,347.  The settlement date for this draw down was March 16, 2011.

                   Reedland Capital Partners, an Institutional Division of Financial West Group, member of FINRA/SIPC, or Reedland, served as the registrant's placement agent in connection with the financing arrangement contemplated by the Purchase Agreement. The registrant has agreed to pay Reedland, upon each sale of its common stock to SCBV under the Purchase Agreement, a fee equal to 1.0% of the aggregate dollar amount of common stock purchased by SCBV upon settlement of each such sale, for up to $7,500,000 aggregate dollar amount of common stock purchased. Thereafter, Reedland's fee will be reduced to 0.5% of the aggregate dollar amount of common stock purchased. The registrant has agreed to indemnify and hold harmless Reedland against certain liabilities, including certain liabilities under the Securities Act.

Other Sales of Unregistered Securities

                   In January 2006, the registrant entered into a Stock Purchase Agreement with the registrant's founder and former officer and director, Dr. Augustine Y. Cheung, whereby the registrant sold to Dr. Cheung all of the issued and outstanding shares of capital stock of Celsion (Canada) Limited, or Canada, for $20,000,000 as discussed below. The Company also agreed to provide certain services to Canada pursuant to a Transition Services Agreement between the Company and Canada.

                   Under the Stock Purchase Agreement, all of the capital stock of Canada was transferred to Dr. Cheung in exchange for a promissory note made by Dr. Cheung in favor of the registrant in the principal amount of $1,500,000 to be paid over a period of up to 78 months and secured by a pledge of 100,536 restricted shares of the registrant's common stock owned by Dr. Cheung and his wife and the commitment of Canada, including its successors, to pay a 5% royalty on the net sales of Canada up to $18,500,000. On November 25, 2008, Medifocus, Inc., or Medifocus, a company listed on the Toronto Exchange Company (TSXV-MFS), announced that it completed a transaction with Canada to purchase 100% of the issued and outstanding shares of Canada.

                   The terms of the note receivable from Dr. Cheung only specify an interest charge in the event that scheduled payments are in arrears. The $1,500,000 note was therefore discounted at the prime rate in effect January 16, 2006 (7.25%) plus 1.0%, or 8.25%, and the balance, net of discount, of $1,146,428 was recorded in the financial statements above. Interest income based on this receivable of $21,319 was recorded for the year ended December 31, 2008. No interest income was recognized during 2009.

                   The registrant previously evaluated the likelihood that the receivable would be fully collected and as a result, an allowance was placed against the note to reduce the balance to the estimated net realizable value of the collateral underlying the note. As of December 31, 2008 and March 31, 2009, the registrant reduced the carrying value of the note to $221,179. In June 2009, the registrant's management determined the note was uncollectable, wrote off the balance of $221,179 and retained the 100,536 restricted shares of the registrant's common stock that was pledged as collateral. The 100,536 shares of common stock were valued at $435,321, or $4.33 per share, and were transferred to treasury stock at cost. The treasury stock's cost value of $435,321 exceeded the net carrying value of the $221,179 note receivable and in June 2009 the registrant recorded the difference of $214,142 as other income.

Item 16.    Exhibits and Financial Statement Schedules

Exhibits.

EXHIBIT NO.	DESCRIPTION
3.1
Certificate of Incorporation of Celsion (the “Company”), as amended, incorporated herein by reference to Exhibit 3.1.1 to the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2004.

3.2
Certificate of Ownership and Merger of Celsion Corporation (a Maryland Corporation) into Celsion (Delaware) Corporation (inter alia, changing the Company’s name to “Celsion Corporation” from “Celsion (Delaware) Corporation), incorporated herein by reference to Exhibit 3.1.3 to the Annual Report on Form 10-K of the Company for the year ended September 30, 2000.

3.3
Certificate of Designations of Series C Junior Participating Preferred Stock of Celsion Corporation, incorporated herein by reference to Exhibit 4.4 to the Form S-3 Registration Statement (File No. 333-100638), filed October 18, 2002.

3.4
Certificate of Amendment of the Certificate of Incorporation effective and filed on February 27, 2006, incorporated therein by reference to Exhibit 3.3 to the Annual Report on Form 10-K of the Company for the year ended December 31, 2006.

3.5
Certificate of Designation for 8% Series A Redeemable Convertible Preferred Stock of Celsion Corporation, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed with the SEC on January 18, 2011.

3.6	By-laws of the Company, as amended, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Company, filed December 14, 2007.

4.1	Form of Common Stock Certificate, par value $0.01, incorporated herein by reference to Exhibit 4.1 to the Annual Report on Form 10-K of the Company for the year ended September 30, 2001.

4.2
Celsion Corporation and American Stock Transfer & Trust Company Rights Agreement dated as of August 15, 2002, incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K of the Company, filed August 21, 2002.

4.3
Amendment adopted January 16, 2003 to Rights Agreement between Celsion Corporation and American Stock Transfer & Trust Company, incorporated herein by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2004.

4.4	Form of Common Stock Warrant, incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K of the Company, filed with the SEC on September 28, 2009.

4.5
Registration Rights Agreement, dated June 17, 2010, by and between Celsion Corporation and Small Cap Biotech Value, Ltd., incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K of the Company, filed with the SEC on June 18, 2010.

4.6	Form of 8% Series A Redeemable Convertible Preferred Stock Certificate incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed with the SEC on January 18, 2011.

4.7	Form of Common Stock Warrant incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed with the SEC on January 18, 2011.

4.8	Form of 8% Series A Redeemable Convertible Preferred Stock Warrant incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K as filed with the SEC on January 18, 2011.

5.1+	Opinion of Seyfarth Shaw LLP.

10.1	Celsion Corporation 2004 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2004.

10.2	Celsion Corporation 2007 Stock Incentive Plan, as amended, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed June 29, 2010.

10.3
Form of Restricted Stock Agreement for Celsion Corporation 2004 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 2006.

10.4
Form of Stock Option Agreement for Celsion Corporation 2004 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 2006.

10.5
Form of Restricted Stock Agreement for Celsion Corporation 2007 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1.5 to the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

10.6
Form of Stock Option Agreement for Celsion Corporation 2007 Stock Incentive Plan, incorporated herein by reference to Exhibit10.1.6 to the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

10.7	Restricted Stock Agreement dated October 3, 2006, incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K of the Company, filed October 10, 2006.

10.8	Stock Option Grant Agreement dated October 3, 2006, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company, filed October 10, 2006.

10.9
Stock Option Agreement effective January 3, 2007 between Celsion Corporation and Michael H. Tardugno, incorporated herein by reference Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed January 3, 2007.

10.10
Employment Agreement, effective January 3, 2007, between Celsion Corporation and Mr. Michael H. Tardugno, incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K of the Company, filed December 21, 2006.

10.11
Employment Agreement, effective March 1, 2009, between the Company and Michael H. Tardugno, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed February 19, 2008.

10.12
Employment Offer Letter, dated November 21, 2008, between the Company and Sean F. Moran, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed November 26, 2008.

10.13
Separation Agreement and General Release, dated January 6, 2010, between Celsion Corporation and Sean Moran, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed January 8, 2010.

10.14
Employment Offer Letter, entered into on June 15, 2010, between the Company and Jeffrey W. Church, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed June 18, 2010.

10.15
Separation Agreement and General Release, dated January 6, 2010, between Celsion Corporation and Sean Moran, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed January 8, 2010.

10.16
Patent License Agreement between the Company and Duke University dated November 10, 1999, incorporated herein by reference to Exhibit 10.9 to the Annual Report on Form 10-K of the Company for the year ended September 30, 1999 (Confidential Treatment Requested).

10.17
License Agreement dated July 18, 2003, between the Company and Duke University. (Confidential treatment requested.), incorporated herein by reference to Exhibit 4.3 to the  Registration Statement of the Company (File No. 333-108318), filed August 28, 2003.

10.18
Distribution Agreement effective as of January 20, 2003, by and between Celsion Corporation and Boston Scientific Corporation, incorporated herein by reference to Exhibit 99.2 the Current Report on Form 8-K filed January 22, 2003.

10.19
Transaction Agreement effective as of January 20, 2003, by and between Celsion Corporation and Boston Scientific Corporation, incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K, filed January 22, 2003. (Confidential treatment requested.)

10.20
First Amendment to Transaction Agreement effective as of August 8, 2005, between Celsion Corporation and Boston Scientific Corporation, incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K, filed August 9, 2005.

10.21
Convertible Secured Promissory Note dated as of August 8, 2005, between Celsion Corporation and Boston Scientific Corporation, incorporated herein by reference to Exhibit 99.2 to the Current Report on Form 8-K of the Company, filed August 9, 2005.

10.22
Convertible Secured Promissory Note dated July 28, 2006, between Celsion Corporation and Boston Scientific Corporation incorporated herein by reference to Exhibit 99.2 to the Current Report on Form 8-K of the Company, filed August 6, 2006.

10.23
Settlement and License Agreement dated February 7, 2007, by and among Celsion Corporation, American Medical Systems and AMS Research Corporation, incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2007.

10.24
Asset Purchase Agreement, dated as of April 17, 2007, by and between Celsion Corporation and Boston Scientific Corporation, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed April 18, 2007

10.25
Stock Purchase Agreement, dated December 7, 2007, by and between Celsion Corporation and Boston Scientific Corporation, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed December 13, 2007.

10.26
First Amendment to the Asset Purchase Agreement, dated June 5, 2008, by and between Celsion Corporation and Boston Scientific Corporation, incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2009.

10.27
Second Amendment to the Asset Purchase Agreement, dated June 2, 2009, by and between Celsion Corporation and Boston Scientific Corporation incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed June 2, 2009.

10.28
Loan and Security Agreement, dated as of November 9, 2007, by and between Celsion Corporation and Manufacturers and Traders Trust, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed on November 14, 2007.

10.29*
Development, Product Supply and Commercialization Agreement, effective December 5, 2008, by and between the Company and Yakult Honsha Co., Ltd., herein by reference to Exhibit 10.15 to the Annual Report on Form 10-K of the Company for the Year Ended December 31, 2008.

10.30*
The 2nd Amendment To The Development, Product Supply And Commercialization Agreement, effective January 7, 2011, by and between the Company and Yakult Honsha Co., Ltd. incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed with the SEC on January 18, 2011.

10.31
Placement Agency Agreement dated September 25, 2009 among Celsion Corporation and Needham & Company, LLC., incorporated herein by reference to Exhibit 1.1 to the Current Report on Form 8-K of the Company, filed September 28, 2009.

10.32	Form of Subscription Agreement, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed September 28, 2009.

10.33
Escrow Agreement by and between JPMorgan Chase Bank, N.A., Celsion Corporation, and Needham & Company, LLC., incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company, filed September 28, 2009.

10.34
Common Stock Purchase Agreement, dated June 17, 2010, by and between Celsion Corporation and Small Cap Biotech Value, Ltd., incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed June 18, 2010.

10.35
Registration Rights Agreement, dated June 17, 2010, by and between Celsion Corporation and Small Cap Biotech Value, Ltd, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company, filed June 18, 2010.

10.36
Securities Purchase Agreement dated January 12, 2011 by and among Celsion Corporation and the Investors named therein, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company, filed January 18, 2011.

23.1+	Consent of Stegman & Company, independent registered public accounting firm for the Company.

23.2+	Consent of Seyfarth Shaw LLP (included in Exhibit 5.1).

*
Portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, amended, and the omitted material has been separately filed with the Securities and Exchange Commission.

+	Filed herewith.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide  offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide  offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on March 29, 2011.

CELSION CORPORATION
By:	/s/ MICHAEL H. TARDUGNO
	Name:	Michael H. Tardugno
	Title:	President and Chief Executive Officer
        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ MICHAEL H. TARDUGNO (Michael H. Tardugno)	President and Chief Executive Officer and Director (Principal Executive Officer)	March 29, 2011
/s/ JEFFREY W. CHURCH (Jeffrey W. Church)	Vice President and Chief Financial Officer (Principal Financial Officer)	March 29, 2011
/s/ TIMOTHY J. TUMMINELLO (Timothy J. Tumminello)	Controller and Chief Accounting Officer (Principal Accounting Officer)	March 29, 2011
* (Max E. Link, PhD.)	Chairman of the Board, Director	March 29, 2011
* (Gregory Weaver)	Director	March 29, 2011
* (Augustine Chow, PhD.)	Director	March 29, 2011

*By:	/s/ JEFFREY W. CHURCH Jeffrey W. Church Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
3.1
Certificate of Incorporation of Celsion (the “Company”), as amended, incorporated herein by reference to Exhibit 3.1.1 to the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2004.

3.2
Certificate of Ownership and Merger of Celsion Corporation (a Maryland Corporation) into Celsion (Delaware) Corporation (inter alia, changing the Company’s name to “Celsion Corporation” from “Celsion (Delaware) Corporation), incorporated herein by reference to Exhibit 3.1.3 to the Annual Report on Form 10-K of the Company for the year ended September 30, 2000.

3.3
Certificate of Designations of Series C Junior Participating Preferred Stock of Celsion Corporation, incorporated herein by reference to Exhibit 4.4 to the Form S-3 Registration Statement (File No. 333-100638), filed October 18, 2002.

3.4
Certificate of Amendment of the Certificate of Incorporation effective and filed on February 27, 2006, incorporated therein by reference to Exhibit 3.3 to the Annual Report on Form 10-K of the Company for the year ended December 31, 2006.

3.5
Certificate of Designation for 8% Series A Redeemable Convertible Preferred Stock of Celsion Corporation, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed with the SEC on January 18, 2011.

3.6	By-laws of the Company, as amended, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Company, filed December 14, 2007.

4.1	Form of Common Stock Certificate, par value $0.01, incorporated herein by reference to Exhibit 4.1 to the Annual Report on Form 10-K of the Company for the year ended September 30, 2001.

4.2
Celsion Corporation and American Stock Transfer & Trust Company Rights Agreement dated as of August 15, 2002, incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K of the Company, filed August 21, 2002.

4.3
Amendment adopted January 16, 2003 to Rights Agreement between Celsion Corporation and American Stock Transfer & Trust Company, incorporated herein by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2004.

4.4	Form of Common Stock Warrant, incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K of the Company, filed with the SEC on September 28, 2009.

4.5
Registration Rights Agreement, dated June 17, 2010, by and between Celsion Corporation and Small Cap Biotech Value, Ltd., incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K of the Company, filed with the SEC on June 18, 2010.

4.6	Form of 8% Series A Redeemable Convertible Preferred Stock Certificate incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed with the SEC on January 18, 2011.

4.7	Form of Common Stock Warrant incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed with the SEC on January 18, 2011.

4.8	Form of 8% Series A Redeemable Convertible Preferred Stock Warrant incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K as filed with the SEC on January 18, 2011.

5.1+	Opinion of Seyfarth Shaw LLP.

10.1	Celsion Corporation 2004 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2004.

10.2	Celsion Corporation 2007 Stock Incentive Plan, as amended, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed June 29, 2010.

10.3
Form of Restricted Stock Agreement for Celsion Corporation 2004 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 2006.

10.4
Form of Stock Option Agreement for Celsion Corporation 2004 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 2006.

10.5
Form of Restricted Stock Agreement for Celsion Corporation 2007 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1.5 to the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

10.6
Form of Stock Option Agreement for Celsion Corporation 2007 Stock Incentive Plan, incorporated herein by reference to Exhibit10.1.6 to the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

10.7	Restricted Stock Agreement dated October 3, 2006, incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K of the Company, filed October 10, 2006.

10.8	Stock Option Grant Agreement dated October 3, 2006, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company, filed October 10, 2006.

10.9
Stock Option Agreement effective January 3, 2007 between Celsion Corporation and Michael H. Tardugno, incorporated herein by reference Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed January 3, 2007.

10.10
Employment Agreement, effective January 3, 2007, between Celsion Corporation and Mr. Michael H. Tardugno, incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K of the Company, filed December 21, 2006.

10.11
Employment Agreement, effective March 1, 2009, between the Company and Michael H. Tardugno, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed February 19, 2008.

10.12
Employment Offer Letter, dated November 21, 2008, between the Company and Sean F. Moran, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed November 26, 2008.

10.13
Separation Agreement and General Release, dated January 6, 2010, between Celsion Corporation and Sean Moran, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed January 8, 2010.

10.14
Employment Offer Letter, entered into on June 15, 2010, between the Company and Jeffrey W. Church, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed June 18, 2010.

10.15
Separation Agreement and General Release, dated January 6, 2010, between Celsion Corporation and Sean Moran, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed January 8, 2010.

10.16
Patent License Agreement between the Company and Duke University dated November 10, 1999, incorporated herein by reference to Exhibit 10.9 to the Annual Report on Form 10-K of the Company for the year ended September 30, 1999 (Confidential Treatment Requested).

10.17
License Agreement dated July 18, 2003, between the Company and Duke University. (Confidential treatment requested.), incorporated herein by reference to Exhibit 4.3 to the  Registration Statement of the Company (File No. 333-108318), filed August 28, 2003.

10.18
Distribution Agreement effective as of January 20, 2003, by and between Celsion Corporation and Boston Scientific Corporation, incorporated herein by reference to Exhibit 99.2 the Current Report on Form 8-K filed January 22, 2003.

10.19
Transaction Agreement effective as of January 20, 2003, by and between Celsion Corporation and Boston Scientific Corporation, incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K, filed January 22, 2003. (Confidential treatment requested.)

10.20
First Amendment to Transaction Agreement effective as of August 8, 2005, between Celsion Corporation and Boston Scientific Corporation, incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K, filed August 9, 2005.

10.21
Convertible Secured Promissory Note dated as of August 8, 2005, between Celsion Corporation and Boston Scientific Corporation, incorporated herein by reference to Exhibit 99.2 to the Current Report on Form 8-K of the Company, filed August 9, 2005.

10.22
Convertible Secured Promissory Note dated July 28, 2006, between Celsion Corporation and Boston Scientific Corporation incorporated herein by reference to Exhibit 99.2 to the Current Report on Form 8-K of the Company, filed August 6, 2006.

10.23
Settlement and License Agreement dated February 7, 2007, by and among Celsion Corporation, American Medical Systems and AMS Research Corporation, incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2007.

10.24
Asset Purchase Agreement, dated as of April 17, 2007, by and between Celsion Corporation and Boston Scientific Corporation, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed April 18, 2007

10.25
Stock Purchase Agreement, dated December 7, 2007, by and between Celsion Corporation and Boston Scientific Corporation, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed December 13, 2007.

10.26
First Amendment to the Asset Purchase Agreement, dated June 5, 2008, by and between Celsion Corporation and Boston Scientific Corporation, incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2009.

10.27
Second Amendment to the Asset Purchase Agreement, dated June 2, 2009, by and between Celsion Corporation and Boston Scientific Corporation incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed June 2, 2009.

10.28
Loan and Security Agreement, dated as of November 9, 2007, by and between Celsion Corporation and Manufacturers and Traders Trust, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed on November 14, 2007.

10.29*
Development, Product Supply and Commercialization Agreement, effective December 5, 2008, by and between the Company and Yakult Honsha Co., Ltd., herein by reference to Exhibit 10.15 to the Annual Report on Form 10-K of the Company for the Year Ended December 31, 2008.

10.30*
The 2nd Amendment To The Development, Product Supply And Commercialization Agreement, effective January 7, 2011, by and between the Company and Yakult Honsha Co., Ltd. incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed with the SEC on January 18, 2011.

10.31
Placement Agency Agreement dated September 25, 2009 among Celsion Corporation and Needham & Company, LLC., incorporated herein by reference to Exhibit 1.1 to the Current Report on Form 8-K of the Company, filed September 28, 2009.

10.32	Form of Subscription Agreement, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed September 28, 2009.

10.33
Escrow Agreement by and between JPMorgan Chase Bank, N.A., Celsion Corporation, and Needham & Company, LLC., incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company, filed September 28, 2009.

10.34
Common Stock Purchase Agreement, dated June 17, 2010, by and between Celsion Corporation and Small Cap Biotech Value, Ltd., incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed June 18, 2010.

10.35
Registration Rights Agreement, dated June 17, 2010, by and between Celsion Corporation and Small Cap Biotech Value, Ltd, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company, filed June 18, 2010.

10.36
Securities Purchase Agreement dated January 12, 2011 by and among Celsion Corporation and the Investors named therein, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company, filed January 18, 2011.

23.1+	Consent of Stegman & Company, independent registered public accounting firm for the Company.

23.2+	Consent of Seyfarth Shaw LLP (included in Exhibit 5.1).

*
Portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, amended, and the omitted material has been separately filed with the Securities and Exchange Commission.

+	Filed herewith.